AMENDMENT NO. 1 TO THE
                          TECHNOLOGY LICENSE AGREEMENT


     This AMENDMENT NO. 1 TO THE TECHNOLOGY LICENSE AGREEMENT (the "AGREEMENT") is entered into as of this 1st day of February, 2000, between Krida Overseas Investments Trading Limited, a Cyprus company ("KRIDA"), and NuPro Innovations Inc., a Delaware corporation ("NII").

                                    RECITALS

     WHEREAS, Krida and NII entered into the Technology License Agreement as of June 1, 1999; and

     WHEREAS, Krida and NII desire to amend the Technology License Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Krida and NII do each hereby agree as follows:

     I. Section 1.1 is removed in its entirety and the following be inserted in lieu thereof:

               1.1 "BUSINESS PLAN" shall mean NII's Business Plan, dated February 1999, as updated from time to time.

     II. Section 2.4 is removed in its entirety and the following be inserted in lieu thereof:

               2.4 LIMITATIONS ON EXCLUSIVENESS OF LICENSE. The license granted under this Agreement will remain EXCLUSIVE until and through December 31, 2002. After December 31, 2002, the license granted under this Agreement will continue to remain exclusive so long as Luba Veselinovic is an executive officer of NII.

     III. Section 2.5 is removed in its entirety and the following be inserted in lieu thereof:

               2.5 EFFECT OF LUBA VESELINOVIC'S DEPARTURE. If Luba Veselinovic leaves NII after December 31, 2002 for any reason, including, but not limited to death, or an illness or legal impairment that lasts for a consecutive six (6) month period (a "DEPARTURE"), the license granted under this Agreement will continue to remain exclusive if (i) NII's aggregate annual sales volume for any complete calendar year following Mr. Veselinovic's Departure is 50% or more of the sales forecasts for NII which shall be determined by NII's Board of Directors, and (ii) NII's aggregate annual increase in sales is equal to or greater than 10% with respect to the previous calendar year for each successive calendar year following December 31, 2002.

     IN WITNESS WHEREOF, the parties hereto, by their respective duly authorized officers or representatives, have each executed this Agreement on the date and year first above written.


KRIDA OVERSEAS TRADING LIMITED,         NUPRO INNOVATIONS INC.,
a Cyprus corporation                    a Delaware corporation


By: /s/ Luba Veselinovic                By: /s/ Elke Veselinovic
    ---------------------------------       ---------------------------------
    Name: Luba Veselinovic                  Name: Elke Veselinovic
    Its:  President                         Its:  Treasurer